To the Board of Directors of
    Builders ProLoan Fund, Inc.:

In planning and performing our audit of the financial statements of Builders ProLoan Fund, Inc. (the "Fund") for the period from October 31, 1997 (commencement of operations) to December 31, 1997 (on which we have issued our report dated February 13, 1998), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. These controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that effectiveness of the design and operation may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matter involving the Fund's internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined as of December 31, 1997.

This report is intended solely for the information and use of management, the Board of Directors, and the Securities and Exchange Commission.


\s\DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
St. Louis, Missouri
February 13, 1998